Exhibit 99.1

Contacts:
Harriet Brand The Princeton Review (212) 874-8282 ext. 1091

Russ Natoce Alta Colleges, Inc. 303.691.5703
FOR IMMEDIATE RELEASE
The Princeton Review Agrees to Acquire Owner of Ten Franchises
NEW YORK, NY — February 21, 2008 — The Princeton Review, Inc. (the “Company”) (Nasdaq: REVU), a leading provider of test preparation and educational support services, announced today that it has entered into an agreement to acquire Test Services, Inc. (“TSI”), a subsidiary of Alta Colleges, Inc. and the owner and operator of ten Princeton Review franchises. The Company stated that the acquisition was part of its ongoing effort to consolidate operations by buying back its domestic franchises. TSI operates franchises in California, Colorado, Connecticut, Florida, Michigan, Nevada, New York and Ohio.
“TSI is the gold standard among The Princeton Review’s franchisees. Having these ten franchises consolidated back into the fold is a crucial step in our plan to expand the geographic reach of our Company,” stated Michael J. Perik, the Company’s Chief Executive Officer. “Historically TSI has delivered operating margins that were superior to our own. Therefore one of our goals in this transaction is to bring many of TSI’s best practices into our company. To that end we are pleased to have Julie Smith, who has been TSI’s President, join our team as Executive Vice President, Operations for our Test Preparation Services Division.”
Under the terms of an Agreement and Plan of Merger with Alta Colleges and TSI, a new subsidiary of the Company will merge with and into TSI, and TSI will become a wholly owned subsidiary of The Princeton Review. The consideration to be paid in the merger will be approximately $38,400,000, of which $4,600,000 will be paid in cash and the remainder through the issuance of 4,225,000 shares of The Princeton Review common stock. Under the agreement, the number of shares issued to Alta Colleges is subject to adjustment under certain circumstances as of the first anniversary of the closing, based on the value of the Company’s common stock at that time, and may be subject to further adjustment in the event of certain future transactions. The closing of the transaction is subject to certain conditions, including the receipt of certain consents of third parties. The parties currently anticipate that the closing will occur in the first half of March 2008. TSI’s revenues for the twelve-month period ending December 31, 2007 were approximately $15 million.
George Burnett, Alta’s CEO, said that this transaction reflected his organization’s confidence in the new management team at The Princeton Review. “We were excited when the Company’s new management stated that their number one priority was to revitalize The Princeton Review’s core test prep business. We are trading a very strong cash producing asset for a significant equity position in The Princeton Review and are doing so because we strongly believe that the new strategy is right on track and will result in increased shareholder value.”
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
About Alta Colleges, Inc.
Alta Colleges, Inc., headquartered in Denver, Colorado, is one of the largest private providers of post-secondary educational services in the United States. Alta owns Westwood College, Westwood College Online and Redstone College. As an institution of higher learning, its mission is to deliver career-focused education and services that prepare individuals to launch, enhance or change careers, primarily through bachelor degree programs. These Colleges offer classes at nineteen nationally accredited campuses in six states, including California, Colorado, Georgia, Illinois, Texas and, Virginia. Westwood College Online operates nationally and was recently honored, for the second year in a row, with a top ten ranking of all US online colleges by the Online Education Database. Westwood College and Westwood College Online recently achieved candidacy for regional accreditation from the Higher Learning Commission of the North Central Association of Colleges and Schools. The Colleges have graduated and launched the careers of over 20,000 students.

Safe Harbor Statement
All statements in this press release that are not historical are forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.